UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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THE EASTERN COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

THE EASTERN COMPANY SENDS LETTER TO SHAREHOLDERS
IN CONNECTION WITH THE 2015 ANNUAL MEETING OF SHAREHOLDERS

The Eastern Company Urges All Shareholders to Support the Company’s Business Strategy
By Voting on the BLUE Proxy Card

NAUGATUCK, CONN - (April 23, 2015) – The Eastern Company (NASDAQ: EML) today sent a letter to its shareholders in connection with the 2015 Annual Meeting of Shareholders.

The full text of the letter is below:

April 23, 2015

Dear Fellow Eastern Company Shareholder:

YOUR BOARD IS URGING ALL SHAREHOLDERS TO VOTE THE BLUE PROXY CARD IN SUPPORT OF THE EASTERN COMPANY’S INDEPENDENT NOMINEES

Say “yes” to the diligent pursuit of long-term shareholder value creation and truly “independent” director nominees with the qualifications and relevant experience to take the Company into its next chapter of growth.  Say “no” to a self-interested hedge fund with no new ideas.

We believe the choice is clear in the election of directors at The Eastern Company’s 2015 Annual Meeting of Shareholders to be held on May 20, 2015.  The Board-recommended nominees are experienced, independent and committed to shareholders’ interests.  They are determined to take the right actions for the long-term benefit of our Company and our shareholders.   We are confident that our nominees for election to the Board – Samantha Allison and David C. Robinson – are the best choice for all of our shareholders.

We believe Barington’s nominees will only serve the self-interest of Barington and not all shareholders, as demonstrated by Barington’s request for approximately $1 million in restricted stock in exchange for their offer to provide vague “services” to the Company.

In our opinion, the candidates nominated by Barington Companies Equity Partners, L.P. and certain of its affiliates (“Barington”) clearly represent a self-interested view – interested only in short-term gain for Barington’s own investors.   We are greatly concerned that Barington’s nominees, James A. Mitarotonda, who is Chairman, President and Chief Executive Officer of Barington Capital Group, L.P., and Michael A. McManus, Jr., who serves as advisor to Barington Capital Group L.P., will only look out for the interests of Barington and not all shareholders.

For example, Mr. Mitarotonda proposed that Barington assist in developing a new strategic plan for the Company.  But when pressed for details, he responded only with a vague offer to provide strategic planning, acquisition and integration “services” in exchange for approximately $1 million in restricted stock of the Company, reimbursement for Barington’s out-of-pocket expenses and the addition of two directors to the Board who would be recommended by Barington.  Your Board rejected this self-

interested proposal because it would not have been in the best interests of all of the Company’s shareholders.

Barington’s revenue growth comparisons with Eastern’s “peers” ignore the importance of profitable growth, which has been a primary focus for Eastern.

Not only does Barington compare Eastern with a group of companies that have little in common with Eastern other than being industrial companies, Barington also chooses to ignore the bottom-line performance of these “peer”1 companies.  While Eastern’s revenues may not have grown as much as these companies over a period of years, our focus has been on long-term profitable growth rather than on revenue growth for its own sake.  As the table below shows, Eastern’s growth in diluted earnings per share over the past three years is above the mean, median and all but two of the “peer” companies Barington cites for revenue growth.

Diluted Earnings/(Loss) per Share From Fiscal Year 2011 to 20142
Comparison with “Peers” Cited By Barington

	FY2014	FY2011	Percentage Increase/(Decrease)
The Eastern Company	$1.23	$0.89	38%
NN, Inc.	0.45	1.24	(64)%
PMFG, Inc.	(1.82)	0.28	(750)%
Core Molding Technologies, Inc.	1.28	1.44	(11)%
NL Industries, Inc.	0.59	1.68	(65)%
CompX International Inc.	0.70	0.62	13%
Hurco Companies, Inc.	2.30	1.71	35%
Omega Flex, Inc.	1.33	0.46	189%
Chase Corporation	2.86	1.22	134%
Synalloy Corporation	0.63	0.91	(31)%
UFP Technologies, Inc.	1.05	1.48	(29)%
Hardinge Inc.	(0.17)	1.02	(117)%
Mean of “Peers”			(63)%
Median of “Peers”			(29)%

We have given Barington many opportunities, and it has failed to come up with any new ideas for the Company.

Despite many conversations with our management over a period of years, Barington has yet to show that they will contribute any new and productive ideas if elected.  Rather, having failed to extract a payment from the Company for vague “services,” Barington has recently resorted to endorsing a hollow business plan for the Company, as indicated by Barington’s April 10, 2015 letter to Eastern Company shareholders and its April 13, 2015 news release.  In what Barington purports to be its “Proposed Plan

_________________________________
1 According to Barington’s Letter to Shareholders, dated April 10, 2015, Barington utilized a peer group established by Equilar, Inc.

2 Source: Form 10-K filings by the respective companies.

for Eastern,” it has come up with no new ideas and, in fact, in many respects seems to agree with the overall strategic direction that our Board and management have been and are currently pursuing.

For example, Barington accuses the Company of suffering from a “lack of strategic focus” and calls for a detailed strategic review and rationalization of the Company’s businesses. However, it fails to acknowledge that the Company has retained the services of Wells Fargo Securities to assist the Board in evaluating all of the strategic opportunities available to the Company, with the objective of maximizing shareholder value.  This review is already underway, and the Company will provide updates on its progress as appropriate.  In short, rather than collaborate with the Company in its attempt to make positive changes, Barington continues to ignore the Company’s efforts and insists on taking unilateral actions.

Barington also suggests that we pursue complementary acquisitions.  As noted in our previous communications, we have a strong history of growth and diversification through acquisitions.  We continue to diligently evaluate acquisition opportunities to profitably expand our business.  While the successful integration of any past or future acquisition poses costs and challenges to the Company, we believe, with the assistance of Wells Fargo Securities, that the Company is in a strong position to continue to capitalize on acquisition opportunities if and when they arise.

In addition, we continue to work to improve revenue growth by developing new products and taking advantage of opportunities in markets we believe are growing, including the security, safety, automobile and truck markets.  We agree with Barington that “the Company’s reputation for quality custom-designed products, efficient logistics and strong after-market sales support provides a solid platform for profitable organic growth” and “the Company’s existing products have growth opportunities in adjacent markets, including international markets.”3  With a strong balance sheet, we believe we are well-positioned to make the investments necessary to take advantage of our substantial opportunities for both top-line and bottom-line growth in these areas and to explore further growth of the Company in foreign markets.

Barington also accuses the Company of having an “over-tenured board,” but once again fails to acknowledge the Company’s efforts to change the composition of the Board.  In fact, Barington rejected our nominees before ever having the chance to interview them.  The election of Samantha Allison as a new director would bring the Company years of experience in the areas of acquisition evaluation and integration, strategic growth and management.

YOUR BOARD AND MANAGEMENT TEAM ARE COMMITTED
TO SHAREHOLDER VALUE CREATION

We believe the future looks promising for Eastern and its shareholders.

Looking forward to 2015 and beyond, we are excited about our potential.  Your Board and management team have positioned your Company for long-term growth and are committed to shareholder value creation.  We have a healthy balance sheet, desirable positions in attractive markets, a growing global footprint and an experienced management team.

_________________________________
3 Barington’s Letter to Shareholders, dated April 10, 2015.

YOUR BOARD URGES YOU TO SUPPORT THE EASTERN COMPANY
AND ITS BUSINESS STRATEGY BY VOTING IN FAVOR OF THE BOARD’S NOMINEES
USING THE BLUE PROXY CARD.

Barington is soliciting proxies for its nominees using a WHITE proxy card.  Your Board DOES NOT endorse any Barington nominee.

●	Your Board urges you to disregard any WHITE proxy card or solicitation materials that may be sent to you by Barington.

●
If you have previously submitted a WHITE proxy card sent to you by Barington, your Board urges you to revoke that proxy by voting in favor of the Board’s nominees by using the BLUE proxy card which accompanies this letter.

For more information about our nominees, voting instructions and other important information related to the 2015 Annual Meeting, please consult our definitive proxy statement and related proxy materials or call our proxy solicitor, Georgeson, Inc., toll-free at 888-549-6618.  Further information about the 2015 Annual Meeting can also be found at www.eastern2015meeting.com.

On behalf of your Board of Directors and management team, we appreciate your continued support.

Sincerely,

The Board of Directors of The Eastern Company

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor: Toll-free number: 888-549-6618 E-mail address: EasternCompany@georgeson.com

Important Additional Information
The Eastern Company (the “Company”), its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the Company’s 2015 Annual Meeting of Shareholders. Information regarding the names of the Company’s directors and executive officers is set forth in the Company’s definitive proxy statement for the 2015 Annual Meeting of Shareholders filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 10, 2015, and in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2015, filed with the SEC on March 13, 2015. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the proxy statement and other related materials for the Company’s 2015 Annual Meeting of Shareholders filed with the SEC.

The Company has filed a definitive proxy statement, BLUE proxy card and other related materials with the SEC in connection with the solicitation of proxies for the Company’s 2015 Annual Meeting of Shareholders. COMPANY SHAREHOLDERS AND OTHER INVESTORS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS), BLUE PROXY CARD AND OTHER RELATED MATERIALS AS THEY WILL CONTAIN IMPORTANT INFORMATION. These documents, including any proxy statement (and amendments or supplements thereto) and other related materials filed by the Company with the SEC, are available for no charge at the SEC’s website at www.sec.gov and at the Company’s website at www.easterncompany.com. Copies may also be obtained by contacting The Eastern Company Investor Relations by mail at 112 Bridge Street, P.O. Box 460, Naugatuck, CT 06770 or by telephone at 203-729-2255.

Safe Harbor for Forward-Looking Statements
Statements in this document regarding the 2015 Annual Meeting of Shareholders and any other statements about the Company’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including those set forth in the Company’s reports and filings with the U.S. Securities and Exchange Commission. The Company is not obligated to update or revise any forward-looking statements as a result of developments occurring after the date of this document.

The Eastern Company
Leonard F. Leganza or John L. Sullivan III, 203-729-2255